Exhibit 10.13

ALLIANCE RESOURCE PARTNERS, L.P.

COMPENSATION COMMITTEE CHARTER

Adopted: February 28, 2007

Amended and Restated: February 22, 2008

Amended and Restated: January 27, 2009

Amended and Restated: February 23, 2010

Amended and Restated: January 27, 2022

Amended and Restated: January 27, 2023

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COMPENSATION COMMITTEE CHARTER

Adopted February 28, 2007

Amended and Restated February 22, 2008

Amended and Restated January 27, 2009

Amended and Restated February 23, 2010

Amended and Restated January 27, 2022

Amended and Restated January 27, 2023

I.Purpose of Committee

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Alliance Resource Management GP, LLC (the “Company”), the managing general partner of Alliance Resource Partners, L.P. (the “Partnership”), is to discharge the Board’s responsibilities relating to compensation of the Partnership’s executives and the Company’s directors and to produce an annual report relating to the CD&A (as defined below) for inclusion in the Partnership’s Annual Report on Form 10-K, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

II.Committee Membership

The Committee shall be composed of all members of the Board whom the Board has determined (i) have no material relationship with the Company, the Partnership or any of its consolidated subsidiaries and (ii) are otherwise “independent” under the NASDAQ rules; provided, however, that at all times, the Committee shall be composed of at least two members.

All matters before the Committee shall be determined by a majority vote of the Committee members present.

Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such terms as the Board may determine.

III.Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson.  The Committee shall meet in person, by videoconference, or telephonically at least four times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.  The Committee shall produce a report that summarizes the actions taken at each Committee meeting, and such report shall be presented to the Board at the next Board meeting.

The Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions.  The Partnership’s President and Chief Executive Officer (the “CEO”) should attend all meetings of the Committee, including any meeting where the CEO’s performance or compensation is discussed, unless specifically excused by the Committee; provided, however, that

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the CEO shall not be present during the voting or deliberations regarding his or her own compensation.

IV.Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.	To review corporate goals and objectives relative to the CEO.

2.	To set the CEO’s compensation level.

3.	To review corporate goals and objectives relative to the Partnership’s senior executive officers, including the Partnership’s named executive officers.

4.	To set the compensation level of the Partnership’s senior executive officers.

5.	Review and approve, in consultation with senior management, the Partnership’s general compensation philosophy, strategy, policies and programs.

6.	Review and approve, in consultation with senior management, the Partnership’s executive compensation programs including the establishment of salaries and other compensation for the Partnership’s CEO, Chief Financial Officer and the other senior executive officers, including those named in the Summary Compensation Table.

7.	Review and approve the Partnership’s management incentive compensation plans, and equity-based plans, including, without limitation, the Partnership’s short-term incentive plan (STIP), long-term incentive plan (LTIP) and supplemental executive retirement plan (SERP).

8.	Review and approve grants of restricted units under the LTIP or other awards pursuant to such plan and any other equity-based plans, if applicable.

9.	Periodically review senior management’s recommendations with respect to the Partnership’s ERISA-qualified benefit plans and retirement program.

10.	Review perquisites or other personal benefits to the Partnership’s executive officers and the Company’s directors and recommend any changes to the Company’s Board of Directors.

11.	Review expense statements of executive officers.

12.	To the extent we have any employment agreements or any of the following arrangements, review and approve any employment agreements, severance or termination arrangements or change of control arrangements to be made with any executive officer of the Partnership.

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13.	Approve a policy regarding director compensation and recommend to the Board annual retainer amounts consistent with the director compensation policy.

14.	In connection with the Partnership’s Annual Report on Form 10-K or other applicable SEC filing:

(A)	review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required by SEC Regulation S-K, Item 402. Based on such review and discussion, recommend to the Board that the CD&A be included in the Partnership’s Annual Report on Form 10-K or other applicable SEC filing.

(B)	prepare the compensation committee report in accordance with all applicable rules and regulations of the SEC for inclusion above the names of the members of the compensation committee in the Partnership’s Annual Report on Form 10-K. This report shall state the Committee (i) reviewed and discussed with management the CD&A and (ii) based on such review and discussion, recommended to the Board that the CD&A be included in the Partnership’s Annual Report on Form 10-K or other applicable SEC filing.

15.	Following adoption of a clawback policy by the Board, to the extent the Board or Audit Committee of the Board has determined that an accounting restatement has occurred, the Committee will review and consider whether such restatement requires recoupment of incentive-based compensation received by current or former executive officers, in accordance with the terms of the then-existing clawback policy.

16.	In its sole discretion, have the ability to retain and provide appropriate funding to experts, consultants and other advisors, including without limitation, independent counsel, compensation consulting firms and legal or other advisors as the Committee deems necessary, to aid in the Committee’s discharge of its duties. In the event that such an expert, consultant or other advisor is engaged, then the Committee shall:

(A)	be directly responsible for the appointment, compensation and oversight of the work of such outside persons; and

(B)	analyze the relationships of such outside persons with all members of the Committee as well as the Company as a whole. This analysis must include the specific factors identified by the SEC and the NASDAQ as well as any other factors that affect the independence of such outside persons.

17.	Perform such other activities consistent with the Committee’s charter, the Partnership’s partnership agreement, the Partnership’s Certificate of Limited Partnership, the Company’s Certificate of Formation, governing law, the rules and regulations of the NASDAQ and such other requirements applicable to us as the Committee or the Board deem necessary or appropriate.

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18.	Review and reassess the adequacy of the Committee’s charter annually and submit recommended changes, if any, to the Board for its consideration and approval.

19.	Annually perform an evaluation of itself.

V.Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.  In particular, the Committee may delegate the approval of certain transactions to a subcommittee composed solely of one or more members of the Committee who are “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time.

VI.Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.  With respect to consultants retained to assist in the determination or evaluation of director, CEO or senior executive compensation, this authority shall be vested solely in the Committee.

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